
                                                                 For the three months ended            For the six months ended
                                                                           June 30,                             June 30,
                                                                  ---------------------------         ----------------------------
Primary Earnings Per Share:                                         1997               1996             1997               1996
----------------------------------------------                    -----------   -------------         ------------    ------------

Net income                                                        $44,251            $37,739          $86,569             $70,080

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A                        (1,141)            (1,141)          (2,282)             (2,282)
   9.20% Cumulative Preferred Stock, Series B                      (1,372)            (1,372)          (2,744)             (2,744)
   Variable Rate Preferred Stock, Series C                           (572)              (542)          (1,116)             (1,048)
   9.50% Cumulative Preferred Stock, Series D                        (713)              (713)          (1,426)             (1,426)
   10.0% Cumulative Preferred Stock, Series E                      (1,372)            (1,372)          (2,744)             (2,744)
   9.75% Cumulative Preferred Stock, Series F                      (1,402)            (1,402)          (2,803)             (2,803)
   8.875% Cumulative Preferred Stock, Series G                     (3,827)            (3,827)          (7,655)             (7,825)
   8.45% Cumulative Preferred Stock, Series H                      (3,565)            (3,565)          (7,130)             (6,219)
   8.625% Cumulative Preferred Stock, Series I                     (2,156)                 -           (4,312)                  -
   8.25% Convertible Preferred Stock                               (1,136)            (1,171)          (2,278)             (2,355)
   Mandatory Convertible Participating Preferred Stock                  -               (875)               -              (1,700)
   Mandatory Convertible Preferred Stock Series CC (1)            (13,412)            (1,916)         (15,328)             (1,916)
                                                                  -----------   -------------         ------------    ------------
       Total preferred dividends                                  (30,668)           (17,896)         (49,818)            (33,062)
                                                                  -----------   -------------         ------------    ------------

Net income allocable to common shareholders                       $13,583            $19,843          $36,751             $37,018
                                                                  ===========   =============         ============    ============

Weighted Average common and common equivalent shares outstanding:


Weighted average common shares outstanding                         97,524             73,306            93,327             72,518

Net effect of dilutive stock options - based on
   treasury stock method using average market price                   522                231               556                231
                                                                  -----------   -------------         ------------    ------------
         Total                                                     98,046             73,537            93,883             72,749
                                                                  ===========   =============         ============    ============

Primary earnings per common and common equivalent share             $0.14              $0.27             $0.39              $0.51
                                                                  ===========   =============         ============    ============


                                   Exhibit 11



                                                             For the three months ended               For the six months ended
                                                                      June 30,                               June 30,
                                                             ----------------------------------    ----------------------------
FULLY-DILUTED EARNINGS PER COMMON AND COMMON
   EQUIVALENT SHARE:                                               1997                1996            1997             1996
----------------------------------------------------------      -----------         -----------     -----------     -----------
Net income allocable to common shareholders per
   Primary calculation above                                     $13,583            $19,843          $36,751        $37,018

Add dividends paid to holders of Convertible Preferred Stocks:
      *   8.25% Convertible Preferred Stock                        1,136              1,171            2,278          2,355
      *   Mandatory Convertible Participating
          Preferred Stock                                              -                875                -          1,700
      *   Series CC Preferred Stock                                    -              1,916            1,916          1,916
                                                                -----------         -----------     -----------     -----------

Net income allocable to common shareholders for
   purposes of determining Fully-diluted Earnings per
   Common and Common Equivalent Share                            $14,719            $23,805          $40,945        $42,989
                                                                ===========         ===========     ===========     ===========

Weighted average common and common equivalent shares
   outstanding                                                    98,046             73,537           93,883         72,749

Proforma  weighted  average  common shares  assuming
   conversion of  Convertible    Preferred Stock:
      *   8.25% Convertible Preferred Stock                        3,718              3,847            3,721          3,860
      *   Mandatory Convertible Participating
          Preferred Stock                                              -              1,346                -          1,477
      *   Series CC Preferred Stock  (1)                               -              2,064            1,092          1,032
                                                                -----------         -----------     -----------     -----------

Weighted average common and common equivalent
  shares for purposes of computation  of Fully-diluted
  Earnings per Common and Common Equivalent Share                101,764             80,794           98,696         79,118
                                                                ===========         ===========     ===========     ===========

Fully-diluted Earnings per Common and Common Share (2)             $0.15              $0.29            $0.42          $0.54
                                                                ===========         ===========     ===========     ===========


(1) The 1997 three and six month earnings per common share have been negatively impacted by a non-recurring special dividend on preferred stock totaling $13,412,000 ($0.14 per common share.) At the end of the first quarter of 1997, the Company paid a special dividend totaling $13,412,000 to its Series CC Convertible Preferred Stock. As a result of the special dividend, the Company would not have to pay another dividend with respect to this stock until the quarter ended March 31, 1999. During the second quarter of 1997, the Series CC Convertible Preferred Stock converted into common stock of the Company. Accordingly, all of the $13,412,000 of dividends were treated in the second quarter of 1997 as an allocation of net income to the preferred shareholders in determining the allocation of net income to the common shareholders.


                                   Exhibit 11

(2) Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements.

     In addition, the Company has 7,000,000 shares of Class B Common Stock which are convertible into shares of the Company's Common Stock subject to certain contingencies such as the passage of time and the attainment of certain earnings milestone by the Company. The assumption of such earnings and the pro forma conversion of the Class B Common Stock into Common Stock in the above computations would have resulted in an increase in the fully-diluted earnings per common share, and accordingly, is anti-dilutive.



                                   Exhibit 11